FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NUMBER 333-250159

August 26, 2026

Nordic Investment Bank

USD 1,000,000,000 4.250% Global Notes due September 4, 2029 (the “Notes”)

Final Term Sheet

Final Terms and Conditions as of August 26, 2026

Issuer:	Nordic Investment Bank (“NIB”)

Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by S&P Global Ratings Europe Limited

Size:	USD 1,000,000,000 SEC Registered Global

Coupon:	4.250% per annum, payable on a semi-annual basis

Interest Payment Dates:	March 4 and September 4 in each year, starting on March 4, 2027 (long first coupon) up to and including the Maturity Date

Maturity Date:	September 4, 2029

Settlement Date:	September 2, 2026

Public Offering Price:	99.821%

Benchmark:	US Treasury 4.250% due August 15, 2029

Spread to Benchmark:	T + 3.8 bps

Managers:	Daiwa Capital Markets Europe Limited, Deutsche Bank Aktiengesellschaft, HSBC Bank plc and RBC Capital Markets, LLC

Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter

CUSIP / ISIN:	65562QC52 / US65562QC524

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

https://www.sec.gov/Archives/edgar/data/357024/000119312526351201/0001193125-26-351201-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312526183375/0001193125-26-183375-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312526079932/0001193125-26-079932-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312525275649/0001193125-25-275649-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312525180291/0001193125-25-180291-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312525101709/0001193125-25-101709-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312525041115/0001193125-25-041115-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312524251720/0001193125-24-251720-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312524200210/0001193125-24-200210-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312524116411/0001193125-24-116411-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312524052192/0001193125-24-052192-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312523267666/d535374d18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312523220610/d434197d18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312523124088/d483539d18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312523052893/d434883d18k.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036122037933/brhc10043142_18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036122030963/brhc10041156_18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036122016426/brhc10036767_18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312522047913/0001193125-22-047913-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312521161529/0001193125-21-161529-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312521046275/0001193125-21-046275-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520127721/0001193125-20-127721-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520049550/0001193125-20-049550-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520321327/0001193125-20-321327-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520296604/0001193125-20-296604-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Daiwa Capital Markets Europe Limited at +44-20-7597-8000, Deutsche Bank Aktiengesellschaft at +1-800-503-4611, HSBC Bank plc at +1-866-811-8049 and RBC Capital Markets, LLC at +1-866-375-6829.

MIFID II product governance / eligible counterparties, professional investors and retail investors target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, professional clients and retail clients, each as defined in Directive 2014/65/EU (as amended or superseded, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties, professional investors and retail clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / eligible counterparties, professional investors and retail investors target market – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (“UK MiFIR”), and retail clients (for these purposes, a retail client means a person who is not a professional client); and (ii) all channels for distribution of the Notes to eligible counterparties, professional investors and retail clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.